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                                                                    EXHIBIT 10.1
February 24, 2003

Mr. Paul J. Tufano
80 Broadway
Los Gatos, CA  95030

Dear Paul,

Maxtor Corporation is pleased to offer you the position of President and Chief Executive Officer, effective February 24, 2003, reporting to Dr. C.S. Park, Chairman, and the Board of Directors ("BOD"). Your base salary will be $700,000 per annum. You will be eligible for a management incentive bonus which will be 100% of your base salary at target and which will be paid out based on BOD determined performance goals for both corporate measures and your individual measures. Salary and bonus are subject to applicable taxes at the time of payment.

You will be eligible for all of Maxtor's benefit plans applicable to California-based employees.

In addition, on February 24, 2003, the BOD granted you 750,000 Maxtor stock options under our Stock Option Plan, and 100,000 restricted stock units in our Restricted Stock Unit Plan, both grants subject to your acceptance of this offer. Details of the programs will be provided to you at the time of your acceptance of this offer.

If your employment is involuntarily terminated other than for "Cause", "Permanent Disability", "Termination Upon Change of Control" (as "Cause", "Permanent Disability" and "Termination Upon Change of Control" are defined in your Retention Agreement dated May 29, 1998) or death, you will be paid, subject to you executing a mutually acceptable release in favor of Maxtor: (i) your management incentive bonus for the year immediately prior to the year in which termination occurs in such amount as the Board determines was actually earned, assuming that such bonus has not already been paid, and (ii) a severance package consisting of the following: two (2) years base salary, plus two times (2x) the management incentive bonus set forth in (i) immediately above (even if such prior year bonus has already been paid to you prior to or on the date of termination), to be paid evenly over a two (2) year severance period on Maxtor's regular paydays. Company employee health benefits would continue during the severance period and would be paid either directly by Maxtor or by reimbursement to you without gross up.

Additionally, in consideration of the salary, incentive bonus opportunity, stock grants and benefits set forth above, including the severance package, you agree that if you are involuntarily terminated from Maxtor as aforesaid, you will not accept employment with a direct Maxtor competitor in the role of President, CEO, CFO or COO, or an equivalent operating position to the aforementioned positions, within two (2) years of such termination. If you accept such employment, then as of the date of such acceptance, MXO may cease, at its sole option, any of the aforementioned severance and severance benefit payments, except any earned bonus, and if MXO makes such decision to cease such payments, any payments made after such acceptance date must be immediately refunded.

By signing and accepting this offer, you also agree to forfeit the unpaid portion of any bonus if you voluntarily resign from your employment at Maxtor prior to the last day of payment of any such bonus, unless otherwise agreed in writing from time to time by the Maxtor Board of Directors.

Also, as it is customary with all Maxtor employees, you will not have an

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employment contract, and either you or Maxtor can terminate your employment relationship with or without cause at any time. You agree that all previous agreements between you and Maxtor remain in full force and effect, except as specifically modified by this offer, and that this offer letter constitutes the entire arrangement and understanding between Maxtor and you regarding this offer.

Additionally, you agree that if any provision(s) of this offer letter are held to be unenforceable or invalid by a court of competent jurisdiction, the remaining provisions will remain in full force and effect.

Paul, we at Maxtor look forward to having you as President and Chief Executive Officer and are confident that you will make significant contributions to the company's future. Please sign below signifying your acceptance of this position and these conditions and return this letter to me.

Sincerely,

By: /s/ Dr. C.S. Park
    Dr. C.S. Park
    Chairman of the Board

Accepted: /s/ Paul J. Tufano
          Mr. Paul J. Tufano

          Dated: February 24, 2003

Maxtor Corporation ? 500 McCarthy Boulevard ? Milpitas, CA 95035 ? Telephone
(408) 894 5000

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